UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 25, 2008

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K filed by EnerNOC, Inc. on June 26, 2008 (the “Form 8-K”) solely to correct a typographical error contained in Item 5.02 of the Form 8-K.  As amended, “17,694 shares” has been replaced with “22,207 shares”.  The remainder of the Form 8-K is unchanged.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                  On June 25, 2008, based on the recommendation of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of EnerNOC, Inc. (the “Company”), the Board elected Arthur W. Coviello, Jr. as a Class I director of the Company.  In addition, Mr. Coviello, has been appointed to the Audit Committee of the Board. In connection with his election to the Board, Mr. Coviello was awarded a fully vested stock option grant under the Company’s 2007 Employee, Director and Consultant Stock Plan to purchase 22,207 shares of the Company’s common stock with an exercise price of $18.65 per share, which represents the closing share price of the Company’s common stock on the date of grant. Mr. Coviello will also be entitled to receive an annual cash retainer of $30,000, paid quarterly, and will be eligible to receive annual stock option grants, as more fully described in the Company’s definitive proxy statement (File No. 001-33471) filed with the Securities and Exchange Commission on April 8, 2008.  In addition, Mr. Coviello and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s annual report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: June 27, 2008	By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer
(Principal Financial Officer)